UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Spoon, Alan G.
   The Washington Post Company
   1150 15th Street, N.W.
   Washington, DC  20071
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Washington Post Company
   WPO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 1999
5. If Amendment, Date of Original (Month/Year)
   November 1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President & COO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class B Common Stock       |11/16/|M   | |10,000            |A  |$222.00    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |11/16/|M   | |50,000            |A  |$318.50    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |11/16/|F   | |7,166             |D  |$579.40    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |11/16/|S   | |1,800             |D  |$575.013   |                   |      |                           |
                           |88    |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |11/17/|S   | |700               |D  |$575.00    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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                           |11/17/|S   | |200               |D  |$575.50    |58,000             |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |222.00  |11/16|M   | |10,000     |D  |5/9/9|5/9/0|Class B Comm|10,000 |       |            |   |            |
(Right to Buy)        |        |/99  |    | |           |   |2    |1    |on          |       |       |            |   |            |
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Employee Stock Option |318.50  |11/16|M   | |50,000     |D  |6/30/|12/19|Class B Comm|50,000 |       |50,000*     |D  |            |
(Right to Buy)        |        |/99  |    | |           |   |99   |/01  |on          |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*Includes all outstanding option rights to buy previously reported.
Amendment intended to replace Form 4 filed on December 10, 1999.
SIGNATURE OF REPORTING PERSON
Alan G. Spoon by Diana M. Daniels
DATE
January 10, 2000